BYLAWS OF

COMPACT EQUIPMENT ATTACHMENTS INC.

A Wisconsin Corporation

        1.     The number of directors of this corporation shall be four (4).

        2.     The annual meeting of the shareholder(s) and the directors shall be held each year on the third Thursday in the month of April (the “Annual Meeting Date”), or on such date within thirty (30) days before or after the Annual Meeting Date as may be fixed by or under the authority of the Board of Directors (the “Board”). The time and place of the annual meeting shall be such as shall be fixed by the Secretary and specified in the Notice or Waiver of Notice of such meeting.

        3.     Regular or special meetings of the shareholder(s) or directors may be held upon seventy-two (72) hours prior notice given in person or by telegraphing or depositing the same in the mail, addressed to each director at his address as set forth in the records of the corporation.

        4.     Notice of any meeting of the shareholder(s) or the directors may be waived, and actions by the shareholder(s) or the directors may be taken by unanimous written consent without a meeting, as provided by Sections 180.0704 and 180.0821 of the Wisconsin Statutes.

        5.     The principal officers of the corporation shall be a President, the number of Vice Presidents as may be determined from time to time by the Board; a Secretary and a Treasurer; each of whom shall be elected by the Board. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board. Any two or more offices may be held by the same person, except the offices of President and Secretary and the offices of President and Vice President. The duties of each officer shall be such as usually pertain to the officer’s respective office and such as the Board may prescribe. The Board may delegate the duties of any officer to any other officer or to any assistant officer or other person designated by the Board for that purpose.

        6.     The Board may authorize any officer or officers, agent or agents, to enter into any contract or execute or deliver any instrument in the name of and on behalf of the corporation, and such authorization may be general or confirmed to specific instances. In the absence of specific designation, all instruments, including deeds, notes, mortgages, instruments of assignment, pledges, contracts, agreements or other documents made by the corporation shall be executed in the name of the corporation by the President or one of the Vice Presidents. When any document is executed by any one of the above designated officers, no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer to execute such document on behalf of the corporation. Such execution by said officer shall be the act of the corporation and shall be binding upon it.

        7.     These Bylaws may be amended by the Board or by the shareholder(s).